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Pricing Supplement dated June 2, 2003	                                                       Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                                                File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION
			Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $150,000,000			    Trade Date: June 2, 2003
Issue Price: See "Plan of Distribution"		    Original Issue Date: June 5, 2003
Initial Interest Rate:  See "Additional 		    Net Proceeds to Issuer: $149,865,900
        Terms of the Notes -- Interest"		    Principal's Discount
Interest Payment Period: Quarterly	 		  or Commission: 0.0894%
Stated Maturity Date: June 5, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
         (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note		                 (Fixed Interest Rate):
         (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
       [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
       [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                 If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                  [X]  Telerate Page: 3750

Initial Interest Reset Date: September 5, 2003	             Spread (+/-): +0.03%
Interest Rate Reset Period: Quarterly	                             Spread Multiplier:  N/A
Interest Reset Dates: March 5, June 5,		             Maximum Interest Rate: N/A
 	  September 5, December 5
Interest Payment Dates: March 5, June 5, 		             Minimum Interest Rate:  N/A
 	  September 5, December 5, commencing              Index Maturity: 3 month
	  September 5, 2003		                             Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from June 5, 2003 to June 5, 2006
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]   The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
             (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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			___________________________

			Morgan Stanley & Co. Incorporated
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			ADDITIONAL TERMS OF THE NOTES

Interest
  The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on June 3, 2003 plus 0.03%.


Plan of Distribution
  Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and
Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated
August 24, 2001 and Amendment No. 3 thereto, dated April
4, 2002 (as amended, the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.9106% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers
(acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.